Exhibit 5.1
[Vinson & Elkins LLP letterhead]

June 29, 2018
Board of Directors
Ellington Financial LLC
53 Forest Avenue
Old Greenwich, Connecticut 06870
Ladies and Gentlemen:
We have served as special counsel to Ellington Financial LLC, a Delaware limited liability company (the “Company”), in connection with the issuance and sale by the Company, from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of common shares representing limited liability company interests of the Company, no par value, having an aggregate offering price of up to $150,000,000 (the “Shares”), pursuant to separate equity distribution agreements (each, a “Distribution Agreement” and collectively, the “Distribution Agreements”) with each of JMP Securities LLC, B. Riley FBR, Inc. and Ladenburg Thalmann & Co. Inc. (each, an “Agent,” and collectively, the “Agents”). The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-218371) of the Company filed on May 31, 2017 with the Securities and Exchange Commission (the “Commission”) under the Securities Act, as amended by post-effective Amendment No. 1 to such registration statement filed on May 30, 2018 with the Commission, which was declared effective by the Commission on June 5, 2018 (the “Registration Statement”).
In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	The Registration Statement.

2.
The prospectus supplement, dated June 29, 2018, as filed with the Commission on June 29, 2018 pursuant to Rule 424(b) promulgated under the Securities Act, together with the base prospectus dated June 5, 2018 (collectively, the “Prospectus”).

3.	Executed copies of the Distribution Agreements.

4.	The Certificate of Formation of the Company, as certified by the Secretary of State of the State of Delaware on June 28, 2018 and as certified by the Secretary of the Company on the date hereof.

5.
The Second Amended and Restated Operating Agreement of the Company, dated as of July 1, 2009, as amended by each of Amendment No. 1 and Amendment No. 2 thereto, as certified by the Secretary of the Company on the date hereof.

6.
Resolutions adopted by the Board of Directors of the Company, dated May 1, 2017 (the “Resolutions”), with respect to, among other things, the issuance, sale and due authorization of the Shares, as certified by the Secretary of the Company on the date hereof.

7.	The certificate of the Secretary of State of the State of Delaware as to the due formation, existence and good standing of the Company dated June 28, 2018 (the “Delaware Certificate”).

8.	An executed copy of a certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters (the “Secretary’s Certificate”).
For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). As to factual matters, we have relied upon the Secretary’s Certificate and upon certificates of public officials..

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1.
The Company is a limited liability company duly formed and existing under the laws of the State of Delaware and is in good standing with the Secretary of State of the State of Delaware. The Company has the limited liability company power and authority to issue the Shares.

2.
The issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Registration Statement, the Resolutions and the Distribution Agreements, the Shares will be validly issued and, under the Delaware Limited Liability Company Act (the “DLLCA”), the purchasers of the Shares will have no obligation to make further payments for their purchase of the Shares or contributions to the Company solely by reason of their ownership of the Shares, except for their obligation pursuant to Section 18-607 or 18-804 of the DLLCA to repay any funds wrongfully distributed to them

The opinion with respect to the formation, existence and good standing of the Company in the State of Delaware is based solely on the Delaware Certificate and the Secretary’s Certificate.
We do not express an opinion on any laws other than the DLLCA.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.
This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter speak only as of the date hereof. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.
Very truly yours,
/s/ Vinson & Elkins L.L.P.